Exhibit 3.3

CERTIFICATE OF DESIGNATION OF SERIES C PREFERRED STOCK OF Cyalume Technologies Holdings, Inc.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Cyalume Technologies Holdings, Inc., a corporation organized and existing under the DGCL (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.            Designation.

1.1           The Corporation hereby designates a series of Preferred Stock as “Series C Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting such series shall be 2,000. The rights, preferences, powers, restrictions and limitations of the Series C Preferred Stock shall be as set forth herein.

1.2           The Corporation shall register the shares of Series C Preferred Stock in records to be maintained by the Corporation for that purpose (the “Series C Preferred Stock Register”), in the name of the holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series C Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series C Preferred Stock in the Series C Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its principal place of business or such other office of the Corporation as may be designated by the Corporation. Upon any such registration or transfer, a new certificate evidencing the shares of Series C Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder of record of such shares of Series C Preferred Stock, in each case, within five (5) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders of Series C Preferred Stock from time to time and shall be enforceable by any such holder.

2.            Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. Further, with respect to a Purchaser who is an individual or an entity that is owned by an individual or his family members, any trust, limited liability company, limited partnership or other entity that is owned and/or controlled by such Purchaser, such individual or such individual’s family members or entities for the benefit of such individual or his family members will be deemed to be an Affiliate of such Purchaser.

“Base Value” means, with respect to any outstanding share of Series C Preferred Stock on any given date, the Purchase Price plus all accrued and unpaid dividends on such share (whether or not declared) up to and including such date.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis; (b) any sale, transfer or issuance, in a single transaction or series of related transactions, of Capital Stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in in any single Person or group (as defined in Rule 13d-5 of the Exchange Act), other than any transferee approved by the Requisite Holders prior to the completion of such transaction, becoming the beneficial owners of Capital Stock representing (x) 50% or more of the voting power of all outstanding voting Capital Stock or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise); or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) unless after giving effect to such merger no single Person or group (as defined in Rule 13d-5 of the Exchange Act), other than any transferee approved by the Requisite Holders prior to the completion of such transaction, is the beneficial owner of Capital Stock possessing the voting power to elect a majority of the Board or the surviving Person’s board of directors (or similar governing body) or becomes the beneficial owner of greater than 50% of the Corporation’s or such surviving Person’s issued and outstanding common stock or securities convertible into common stock of such Person; provided, that, for the avoidance, of doubt, prior to the Purchaser Threshold Date, none of the transactions described in clauses (b) or (c) shall constitute a Change of Control for purposes hereof if the applicable acquirer, transferee or surviving company is a Purchaser or an Affiliate of a Purchaser.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Convertible Securities” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, directly or indirectly, upon the conversion, exchange or reclassification of such security including, without limitation, any debt, preferred stock, rights, or any other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any outstanding share of Series C Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Deemed Liquidation” has the meaning set forth in Section 5.1(b).

“DGCL” has the meaning set forth in the Preamble.

“Dividend Payment Date” has the meaning set forth in Section 4.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Independent Valuation Expert” has the meaning set forth in Section 5.1(d)(ii).

“Junior Securities” means, collectively, the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and any other class of securities that is not specifically designated as ranking by its terms as a Parity Security or a Senior Security.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any outstanding share of Series C Preferred Stock on any given date, the greater of (i) 150% of the Purchase Price or (ii) the Base Value.

“Mezzanine Agreement” means that certain Subordinated Loan Agreement dated as of July 29, 2010 by and among the Corporation, as Guarantor, Cyalume Technologies, Inc. as Borrower, the Subsidiary Guarantors (as defined therein), and Granite Creek Partners Agent, LLC as Agent, and the Additional Lenders (as defined therein), as amended.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Parity Securities” means any class of Capital Stock that is specifically designated as ranking by its terms as on parity with the Series C Preferred Stock.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Purchase Price” means $2,000.00 per outstanding share of Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

“Purchaser(s)” has the meaning set forth in the preamble of the Securities Purchase Agreement.

“Purchaser Threshold Date” means, with respect to each Purchaser, (A) prior to the date that the Shares are redeemed in full by the Company in accordance with the terms of this Certificate of Designation, the earlier of the date upon which such Purchaser (together with its Affiliates) holds less than (i) 25% of the Shares purchased by such Purchaser at the Closing or (ii) 10% of the Common Stock (on a fully diluted, as-if exercised basis) and (B) after the date that the Shares are redeemed by the Company in accordance with the terms of this Certificate of Designation, the date upon which such Purchaser (together with its Affiliates) holds less than 10% of the Common Stock (on a fully diluted, as-if exercised basis).

“Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of July 30, 2014 by and among the Corporation and the Purchasers, as may be amended from time to time.

“Requisite Holders” means holders of at least 75% of the outstanding shares of Series C Preferred Stock, voting as a separate class.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of the date hereof, by and between the Corporation and the purchasers named therein, as may be amended from time to time.

“Senior Loan Agreement” means that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 29, 2010 by and among the Corporation, as Guarantor, Cyalume Technologies, Inc. as Borrower, the Subsidiary Guarantors (as defined therein), and TD Bank, N.A. as Agent and Lender, and the Additional Lenders (as defined therein), as amended.

“Senior Securities” means any class of Capital Stock that is specifically designated as ranking by its terms as senior to the Series C Preferred Stock.

“Series A Preferred Stock” means the Series A convertible preferred stock, par value $0.001 per share, of the Corporation.

“Series B Preferred Stock” means the Series B convertible preferred stock, par value $0.001 per share, of the Corporation.

“Series C Call Notice” has the meaning set forth in Section 7.2.

“Series C Preferred Stock” has the meaning set forth in Section 1.1.

“Series C Preferred Stock Register” has the meaning set forth in Section 1.2.

“Series C Redemption Date” has the meaning set forth in Section 7.3(a).

“Series C Redemption Election Notice” has the meaning set forth in Section 7.1.

“Series C Redemption Notice” has the meaning set forth in Section 7.3.

“Series C Redemption Price” has the meaning set forth in Section 7.1(a).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares of capital stock or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Valuation Report” has the meaning set forth in Section 5.1(d).

3.            Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series C Preferred Stock shall rank senior to all Junior Securities, junior to all Senior Securities and on parity with all Parity Securities.

4.            Dividends.

4.1         Accrual and Payment of Dividends.

(a)          From and after the Date of Issuance of any share of Series C Preferred Stock, cumulative dividends shall accrue on each share of Series C Preferred Stock, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 12% per annum on the Base Value thereof. All accrued dividends on any outstanding share of Series C Preferred Stock shall be paid in cash or pursuant to Section 4.1(b), in kind, and to the extent paid in cash, shall be paid only when, as and if declared by the Board out of funds legally available therefor or upon a Liquidation or redemption of the shares of Series C Preferred Stock in accordance with the provisions of Section 5 or Section 7; provided, that to the extent not paid in cash or by the issuance of additional shares of Series C Preferred Stock on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any outstanding share of Series C Preferred Stock shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 8. All accrued and accumulated dividends on the shares of Series C Preferred Stock shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to repurchase, in the ordinary course of business, Junior Securities held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a purchase price that does not exceed the lower of cost or fair market value of such Junior Securities. In no event shall the Corporation declare or pay any cash dividends or other cash distributions on any Junior Securities, provided that the Corporation may declare and pay in cash the dividends payable pursuant to Section 4.1 of the Certificate of Designation of the Series A Preferred Stock, as in effect on the date hereof, if (and only if) the dividends payable on such Dividend Payment Date pursuant to this Section 4.1 are also paid in cash (and not in kind).

(b)          Notwithstanding any other provision of this Section 4, in the event that the Corporation has not paid in cash or by the issuance of additional shares of Series C Preferred Stock all accrued dividends on any outstanding share of Series C Preferred Stock as of the applicable Dividend Payment Date, unless waived by the Requisite Holders, all such dividends accruing on the shares of Series C Preferred Stock shall be paid, at the election of the Requite Holders at any time following the applicable Dividend Payment Date by written notice to the Corporation, either in cash or by the issuance of additional shares of Series C Preferred Stock (including fractional shares of Series C Preferred Stock) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to have been paid; provided, that if the Corporation pays less than the total amount of dividends then accrued on the shares of Series C Preferred Stock in the form of additional shares of Series C Preferred Stock, such payment in shares of Series C Preferred Stock shall be made pro rata among the holders of outstanding shares of Series C Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Series C Preferred Stock held by each such holder. Notwithstanding the foregoing, the Requisite Holders may not elect to require payment of a dividend if the Board reasonably determines that paying such dividend (whether in cash or by the issuance of additional shares of Series C Preferred Stock) would violate a term of the Senior Loan Agreement, the Mezzanine Agreement or any other financing agreement entered into by the Corporation in replacement of or in connection with the refinancing of the obligations of the Corporation thereunder. In the event the Board reasonably determines that paying such dividend would violate any such agreements, then the dividend payment, or portion thereof, shall continue to accrue rather than being paid when otherwise due and such accrued dividend payment shall be paid at the earliest date that the Board reasonably anticipates that the making of such dividend payment will not cause such violation. If and when any shares of Series C Preferred Stock are issued under this Section 4.1(b) for the payment of accrued dividends, such shares of Series C Preferred Stock shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

4.2           Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the outstanding shares of Series C Preferred Stock, such payment shall be distributed pro rata among the holders of Series C Preferred Stock based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series C Preferred Stock held by such holders.

5.            Liquidation.

5.1         Liquidation; Deemed Liquidation

(a)          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), subject to the rights of the holders of any Senior Securities, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, on a pro rata, pari passu basis, an amount in cash equal to the aggregate Liquidation Value of all shares of Series C Preferred Stock held by such holders.

(b)          Deemed Liquidation. Unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event, the occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 5. Upon the consummation of any such Deemed Liquidation, the holders of Series C Preferred Stock shall, in consideration for cancellation of their shares of Series C Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series C Preferred Stock under Section 5.1(a) hereof.

(c)          Deemed Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 5.1(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series C Preferred Stock are converted into or exchanged for cash, new securities or other property consistent with the Liquidation Value thereof, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all shares of Series C Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in Section 3 and Section 5. The Corporation shall promptly provide to the holders such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders.

(d)          Valuation of Non-Cash Consideration.

(i)          If any assets of the Corporation distributed to holders of outstanding shares of Series C Preferred Stock in connection with any Liquidation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board as promptly as practicable in advance of, and in any event at least thirty (30) days prior to, such Liquidation, and the Corporation shall provide each holder of outstanding shares of Series C Preferred Stock a written report setting forth the valuation of such assets (the “Valuation Report”), as promptly as practicable in advance of, and in any event at least thirty (30) days prior to, such Liquidation, subject to the right of the Requisite Holders to require the Corporation to obtain an independent valuation of such assets in accordance with Section 5.1(d)(ii), provided that any publicly-traded securities to be distributed to stockholders in such a Liquidation Event shall be valued as follows:

(A)         if the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending two (2) trading days prior to the Liquidation;

(B)         if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending two (2) trading days prior to the Liquidation;

(C)         in the event of a merger or other acquisition of the Corporation by another entity, the relevant date for the valuation of the publicly traded securities shall be deemed to be the date such transaction closes;

(D)         For the purposes of this Section 5.1(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange LLC, NYSE MKT LLC (formerly NYSE AMEX and the American Stock Exchange) or The Nasdaq Stock Market LLC, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day; and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(ii)         If the Requisite Holders disagree with the valuation determined by the Board set forth in the Valuation Report with respect to the assets to be distributed to the holders of outstanding shares of Series C Preferred Stock in connection with any Liquidation, the Requisite Holders may, by written notice to the Board, within ten (10) Business Days of the delivery of the Valuation Report, require the Corporation to appoint within ten (10) Business Days thereafter, an independent, nationally recognized valuation, appraisal or investment banking firm, reasonably acceptable to the Requisite Holders (the “Independent Valuation Expert”) to determine the value of such assets. The Corporation shall, within twenty (20) days of the engagement of the Independent Valuation Expert, submit to the Independent Valuation Expert information sufficient for the Independent Valuation Expert to review the valuation of the assets determined by the Board along with any supporting material as the Independent Valuation Expert deems appropriate. The Independent Valuation Expert shall, after the submission of supporting materials, submit its written decision on the value of such assets. Any determination by the Independent Valuation Expert shall be final, binding and conclusive on the Corporation and each holder of outstanding shares of Series C Preferred Stock.

5.2          Insufficient Assets. Without the approval of the Requisite Holders, the Corporation shall not consummate, or agree to consummate, a Deemed Liquidation if the remaining assets of the Corporation available for distribution to its stockholders following such Deemed Liquidation shall be insufficient to pay the holders of shares of Series C Preferred Stock the full preferential amount to which they are entitled under Section 5.1. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares of Series C Preferred Stock were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of any Junior Securities.

5.3          Notice.

(a)          Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series C Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series C Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series C Preferred Stock of such material change.

(b)          Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation before the expiration of ten (10) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the approval of the Requisite Holders.

6.            Voting. Except as expressly required by law, the Series C Preferred Stock shall have no voting rights either as a separate class or series of capital stock or together with any other class or series of capital stock of the Corporation.

7.            Redemption.

7.1           Redemption at the Option of the Requisite Holders. At any time after the fifth anniversary of the Date of Issuance of the shares of Series C Preferred Stock issued pursuant to the Securities Purchase Agreement, the Requisite Holders shall have the right to elect to cause the Corporation to redeem, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series C Preferred Stock for a price per share equal to the Liquidation Value for such share (the “Series C Redemption Price”). The redemption of the outstanding shares of Series C Preferred Stock shall occur not more than ten (10) days following receipt by the Corporation of a written election notice (the “Series C Redemption Election Notice”) from the Requisite Holders. Upon receipt of a Series C Redemption Election Notice, all holders of Series C Preferred Stock shall be deemed to have elected to have all of their shares of Series C Preferred Stock redeemed pursuant to this Section 7 and such election shall bind all holders of Series C Preferred Stock. In exchange for the surrender to the Corporation by the respective holders of their certificate or certificates representing such shares of Series C Preferred Stock in accordance with Section 7.4 below, the aggregate Series C Redemption Price for all shares of Series C Preferred Stock held by each holder shall be payable in cash in immediately available funds to the respective holders on the applicable Series C Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series C Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

7.2           Redemption at the Election of the Corporation. At any time after the Date of Issuance of the shares of Series C Preferred Stock issued pursuant to the Securities Purchase Agreement, the Corporation shall have the right to redeem, out of funds legally available therefor, all or any portion of the then outstanding shares of Series C Preferred Stock for a price per share equal to the Series C Redemption Price. Any redemption of less than all of the then outstanding shares of Series C Preferred Stock shall be effected pro rata among the holders of Series C Preferred Stock in proportion to the aggregate number of shares of Series C Preferred Stock held by each such holder. The redemption of all or the applicable portion of the outstanding shares of Series C Preferred Stock shall occur not less than ten (10) days following delivery by the Corporation of a written notice of the Corporation’s request to redeem all or a portion of the then outstanding shares of Series C Preferred Stock (the “Series C Call Notice”), but not more than sixty (60) days following delivery of such Series C Call Notice. In exchange for the surrender to the Corporation by the respective holders of their certificate or certificates representing such shares of Series C Preferred Stock in accordance with Section 7.5 below, the aggregate Series C Redemption Price for all shares of Series C Preferred Stock held by each holder which are being redeemed shall be payable in cash in immediately available funds to the respective holders on the applicable Series C Redemption Date.

7.3           Redemption Notice. The Corporation shall send written notice (the “Series C Redemption Notice”) to each record holder of outstanding share of Series C Preferred Stock as promptly as practicable, but in no event later than five (5) Business Days following receipt of a Series C Election Notice, and concurrently with the delivery of any Series C Call Notice. Each Series C Redemption Notice shall state:

(a)          the date of the closing of the redemption, which shall be (i) no later than ten (10) days following receipt by the Corporation of the Series C Election Notice and (ii) not less than ten (10) days following delivery by the Corporation of the Series C Call Notice, but not more than sixty (60) days following delivery of such Series C Call Notice (the applicable date, the “Series C Redemption Date”) and the Series C Redemption Price; and

(b)          the manner and place designated for surrender by the holder to the Corporation of such holder’s certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.

7.4          Insufficient Funds; Remedies For Nonpayment.

(a)          Insufficient Funds. If on any Series C Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series C Redemption Price for all of the outstanding shares of Series C Preferred Stock pursuant to Section 7.1, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Series C Redemption Price, (ii) redeem out of all such assets legally available therefor on the applicable Series C Redemption Date the maximum possible number of shares of Series C Preferred Stock that it can redeem on such date, pro rata among the holders to be redeemed in proportion to the aggregate number of shares of Series C Preferred Stock held by each such holder which have not been redeemed in full by the Corporation on the applicable Series C Redemption Date and (iii) following the applicable Series C Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining shares of Series C Preferred Stock, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series C Redemption Price.

(b)          Remedies For Nonpayment. If on any Series C Redemption Date, all of the outstanding shares of Series C Preferred Stock to be redeemed by the Corporation pursuant to Section 7.1 or Section 7.2, as applicable, are not redeemed in full by the Corporation by paying the entire Series C Redemption Price, until such shares of Series C Preferred Stock are fully redeemed and the aggregate Series C Redemption Price paid in full, (i) all of the unredeemed shares of Series C Preferred Stock shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4 and (ii) interest on the portion of the aggregate Series C Redemption Price applicable to the unredeemed shares of Series C Preferred Stock shall accrue in arrears at a rate equal to 12% per annum, compounded quarterly, in addition to the accrual and accumulation of dividends thereon as provided in Section 4.

7.5           Surrender of Certificates. On or before the Series C Redemption Date, each holder shall surrender the certificate or certificates representing such shares of Series C Preferred Stock to the Corporation, in the manner and place designated in the Series C Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series C Redemption Notice. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series C Redemption Price by certified check or wire transfer to the holder of record of such certificate; provided, that in the event that Corporation redeems a portion of the outstanding shares of Series C Preferred Stock or fails to pay the entire Series C Redemption Price with respect to all outstanding shares of Series C Preferred Stock being redeemed on the applicable Series C Redemption Date, then a new stock certificate representing the unredeemed shares of Series C Preferred Stock shall be issued in the name of the applicable holder of record of canceled stock certificate.

7.6           Rights Subsequent to Redemption. If on the applicable Series C Redemption Date, the Series C Redemption Price is paid (or tendered for payment) for any of the outstanding shares of Series C Preferred Stock the applicable Series C Redemption Date, then on such date all rights of the holder in such shares of Series C Preferred Stock so redeemed and paid or tendered, including any rights to dividends on such shares of Series C Preferred Stock, shall cease, and such shares of Series C Preferred Stock shall no longer be deemed issued and outstanding.

8.            Lost or Mutilated Series C Preferred Stock Certificate. If the Series C Preferred Stock certificate of any holder of record of shares of Series C Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested; provided that in the case of the Purchaser, its unsecured, unbonded agreement of indemnity and affidavit of loss shall be sufficient. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

9.          Reissuance of Series C Preferred Stock. Any shares of Series C Preferred Stock redeemed or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such shares of Series C Preferred Stock shall thereafter be reissued, sold or transferred.

10.         Withholding. The Corporation shall be entitled to deduct and withhold from any amounts payable on the Series C Preferred Stock such amounts as are required to be deducted and withheld under the U.S. Internal Revenue Code or any other applicable foreign, state or local law or treaty.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.  For the avoidance of doubt, in the event of the payment of dividends by the issuance of additional shares of Series C Preferred Stock, the Corporation shall be entitled to deduct and withhold from any such payment shares of Series C Preferred Stock having an Aggregate Liquidation Value at the time of such payment equal to the amount of the required deduction or withholding.

11.         Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given on the earliest of (a) the date of transmission, if such notice or communication is delivered via email or facsimile (provided the facsimile sender receives a machine-generated confirmation of successful transmission) at the email address or facsimile number specified in this Section 11 prior to 5:00 P.M., New York City time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email or facsimile (provided the facsimile sender receives a machine-generated confirmation of successful transmission) at the email address or facsimile number specified in this Section 11 on a day that is not a Trading Day or later than 5:00 P.M., New York City time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service specifying with business next day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. Such communications must be sent (x) to the Corporation, at its principal executive offices and (y) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 11).

12.         Amendment and Waiver. For as long as any shares of Series C Preferred Stock remain outstanding, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the Requisite Holders; provided, however, that any amendment, modification or waiver hereof that impairs the rights or increases the obligations of any holder of shares of Series C Preferred Stock shall not be effected without the prior written consent of such holder unless such amendment or waiver applies to all holders of shares of Series C Preferred Stock in the same fashion, and has substantially the same effect taking into account all holdings  of  each holder in the Corporation; and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series C Preferred Stock provided, that unless the Corporation has obtained the prior approval of the Requisite Holders in accordance with this Section 12, the Corporation will not, by amendment, modification or waiver of this Certificate of Designation or its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, fail to observe, or avoid or seek to avoid the observance or performance of, any of the terms contained herein, and will at all times in good faith take all actions as may be necessary to carry out of all the provisions hereof and to take all such actions as may be necessary or appropriate in order to protect the rights of the holders of Series C Preferred Stock against any impairment.

13.         Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation on this 30th day of July, 2014.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Zivi R. Nedivi
Name: Zivi R. Nedivi
Title: Chief Executive Officer